Exhibit 10.17
September 23, 2004
Mr. Albert A. Pimentel
18206 Daves Avenue
Monte Sereno, CA 95030
     Re: Offer of Employment
Dear Mr. Pimentel:
     On behalf of Sorrent, Inc. (the “Company”) it gives me great pleasure to offer you the position of Executive Vice President and Chief Financial Officer of Sorrent. We believe that you will add substantially to the team and contribute greatly to the ultimate success of the Company by providing Sorrent with the same extraordinary leadership that you have demonstrated throughout your career. The Board of Directors, the existing Sorrent team and I look forward to you joining the Company and helping us build Sorrent into one of the most important companies driving the next generation of mobile gaming.
     We understand and appreciate the nature of the commitment you are making to join Sorrent, and we want you to do so with great confidence. You have the qualities that distinguish successful executives: leadership, high integrity, intelligence, a bias to action, and a desire to make a difference. We are extremely enthusiastic about your accepting this offer.
     The Company is pleased to offer you employment on the following terms:
     Cash Compensation.
     A. You will be entitled to receive an annual salary of $215,000, less applicable withholding, (the “Base Salary”), pro-rated in 2004 to reflect your Start Date, to be paid in accordance with the Company’s normal payroll procedures.
     B. During your first year of employment, you will also be eligible to receive quarterly bonus payments of 7.5% of your base salary paid in each calendar quarter, as long as you are employed by the Company on the payment dates (the “Bonus”). After one year of employment, the CEO and compensation committee will review and, in their discretion, may adjust your Base Salary and Bonus.
     Equity Compensation. We will recommend that the Board grant you an incentive stock option to purchase up to 685,124 shares of the common stock of the Company at an exercise price equal to the fair market value of such shares as determined by the Board, which stock option shall be governed by the terms and conditions of the Company’s 2001 Stock

Option Plan (the “Plan”) and Stock Option Agreement to be executed by you and the Company upon Board approval of the grant. Such stock option shall vest over four (4) years, whereby 171,281 shares shall vest twelve (12) months after the option grant date (which will be no earlier than the Start Date), and the remaining 513,843 shares shall vest monthly thereafter at the rate of 1/36 over the course of 36 months; provided, however, (i) in the event the Company terminates your employment for reasons other than Cause (as such term is defined in the Plan), during the first 12 months of your employment, your vesting schedule will be accelerated such that you will be entitled to purchase 1/48 of the total number of shares subject to the option for each full month of employment with the Company prior to such termination, or (ii) in the event the Company consummates a Change in Control Transaction (as such term is defined in the Plan) and terminates your employment for reasons other than Cause or you terminate your employment for “good reason” within six (6) months following the consummation of such Change in Control Transaction (a “Change in Control Termination”), then fifty percent (50%) of the unvested shares subject to the stock option will be accelerated. “Good reason” shall exist if (a) your duties, responsibilities, status, position or authority are substantially reduced; (b) your salary is materially reduced (other than as a result of a reduction of salaries for all executive officers) or (c) you are relocated to a worksite more than 25 miles from the then location of your worksite.
     Other Benefits. As a Company employee, you will also be eligible to receive certain employee benefits, as modified by the Company from time to time, including medical and dental coverage, to the extent that your position, tenure, salary, age, health and other qualifications make you eligible to participate, subject to the rules and regulations applicable thereto.
     At-Will Employment. Your employment with the Company is for no specified period and constitutes an “AT-WILL” employment arrangement. As a result, you are free to resign at any time, with or without notice, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without notice and with or without cause.
     Federal Immigration Laws. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the Start Date, or our employment relationship with you may be terminated.
     Proprietary Information and Inventions Agreement. As a condition of your employment, you will be expected to sign and comply with the Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. In addition, you agree that you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any activities that conflict with your obligations to the Company.
     Absence of Conflict. You represent and warrant that employment by the Company as described herein shall not conflict with and shall not be constrained by prior employment or consulting agreement or relationship.

     Miscellaneous. This letter, along with the Employee Proprietary Information and Information Agreement, and the Stock Option Agreement sets forth the terms and conditions of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed both by an authorized Company representative and you.
     Acceptance. To accept the Company’s offer of employment, please sign and date this letter in the space provided below and return it to me no later than Wednesday, September 29, 2004. A duplicate original is enclosed for your records.
     This offer is contingent upon satisfactory personal and professional references, such reference checking to be done by the Company and/or its agents.
     We believe Sorrent, Inc. is poised to achieve great success. We anticipate that you will be a critical component of that success. Rocky, I personally look forward to working with you to build an outstanding company.

Sincerely, SORRENT, INC.
/s/ L. Gregory Ballard
L. Gregory Ballard, President & CEO

ACCEPTED AND AGREED TO
this ___day of September, 2004

Albert Pimentel
Albert A. Pimentel

Enclosure

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